As filed with the Securities and Exchange Commission on June 3, 2003

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27700B S.W. Parkway Avenue, Wilsonville, Oregon  97070

(Address of principal executive offices, including zip code)

InFocus Corporation 1998 Stock Incentive Plan

(Full title of the plan)

Michael D. Yonker

Senior Vice President, Finance, Chief Financial Officer and Secretary

InFocus Corporation

27700B S.W. Parkway Avenue,

Wilsonville, Oregon 97070

(503) 685-8888

(Name, address and telephone number of agent for service)

With a copy to:

Bruce A. Robertson

Garvey Schubert Barer

1191 Second Avenue, 18th Floor

Seattle, Washington 98101-2939

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common Stock	1,950,000	$5.52	$10,764,000	$870.81

(1)  This registration statement covers 1,950,000 shares of InFocus Corporation (“InFocus”) common stock, together with associated rights, that may be offered or sold pursuant to the InFocus Corporation 1998 Stock Incentive Plan, as amended.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate number of shares of common stock that may be offered or issued as a result of the anti-dilution provisions of the InFocus Corporation 1998 Stock Incentive Plan.

(2)  Pursuant to Rules 457(c) and 457(h) under the Securities Act, the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of shares of InFocus Corporation common stock on May 28, 2003, as reported on the NASDAQ National Market System (which were $5.62 and $5.41 respectively).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Securities Act Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents of InFocus, filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement and shall be deemed a part hereof:

1.  InFocus’ Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the “2002 Annual Report”), filed with the Commission on March 12, 2003;

2.  InFocus’ Quarterly Report on Form 10-Q for its quarter ended March 31, 2003, filed with the Commission on May 14, 2003;

3.  Those portions of InFocus’ Proxy Statement on Schedule 14A, filed with the Commission on March 12, 2003, that have been incorporated by reference into the 2002 Annual Report;

4.  InFocus’ Current Reports on Form 8-K and 8-K/A, filed with the Commission on April 7, 2003, April 30, 2003, and May 2, 2003;

5.  All other reports filed by InFocus pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 2002; and

6.  The description of InFocus common stock contained in InFocus’ Form 8-A filed on November 13, 1990, under Section 12(g) of the Exchange Act with InFocus’ Registration Statement on Form S-1 (Registration No. 33-36460), including all amendments and reports filed for the purpose of updating such description.

All documents filed by InFocus pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference herein and made a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

InFocus’ consolidated financial statements for each of the years ended 2001 and 2000, included in the InFocus Form 10-K for the year ended 2002 and incorporated by reference herein, have been audited by Arthur Andersen LLP (“Arthur Andersen”).  On May 17, 2002, InFocus Corporation dismissed Arthur Andersen as its independent public accountants and engaged KPMG LLP to serve as InFocus’ independent public accountants for the 2002 fiscal year.  InFocus understands that the staff of the Commission has taken the position that it will not accept consents from Arthur Andersen if the engagement partner and the manager for InFocus’ audit are no longer with Arthur Andersen.  Both the engagement partner and the manager for InFocus’ audit are no longer with Arthur Andersen and Arthur Andersen has ceased practicing before the Commission. As a result, InFocus has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this registration statement of their audit report with respect to the InFocus financial statements referred to above. Under these circumstances, Rule 437a under the Securities Act permits InFocus to file this registration statement without a written consent from Arthur Andersen.  Because Arthur Andersen has not consented to the inclusion of their report in this registration statement, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen and incorporated by reference herein or any omission of a material fact required to be stated therein.  Accordingly, investors will not be able to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of securities under this registration statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Article VI of InFocus’ 1990 Restated Articles of Incorporation, as amended (“Article VI”), and Section 10 of InFocus’ 1997 Restated Bylaws, as amended (“Section 10”), require InFocus to indemnify its officers and directors to the fullest extent authorized by the Oregon Business Corporation Act. The effect of these provisions is summarized below, but such summary is qualified in its entirety by reference to the Oregon Business Corporation Act, Article VI and Section 10.

InFocus must indemnify any director or officer who has been made, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a  “Proceeding”) by reason of the fact that he or she is or was a director or officer of InFocus against any liability (specifically any obligation to pay any judgment, settlement, penalty, fine, or reasonable expenses incurred with respect to the Proceeding), if: (i) the conduct of the individual was in good faith; (ii) the individual reasonably believed that the individual’s conduct was in the best interests of InFocus, or at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful.  The termination of a Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet such standard of conduct.

Notwithstanding the foregoing, InFocus may not indemnify any director or officer (i) in connection with a Proceeding by or in the right of InFocus in which the director or officer was adjudged liable to InFocus; or (ii) in connection with any other Proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged liable on the basis that personal benefit was improperly received by the director or officer, unless a court permits indemnification based upon a finding that such person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.  Furthermore, indemnification of a director or officer in connection with a Proceeding by or in the right of InFocus is limited to reasonable expenses incurred in connection with the Proceeding.

InFocus has a mandatory statutory obligation to indemnify any director or officer who was wholly successful, on the merits or otherwise, in the defense of any Proceeding against all reasonable expenses incurred by the director or officer in connection with the Proceeding.

Section 10 provides that, if requested in writing, InFocus shall pay the expenses incurred by any officer or director in any Proceeding in advance of its final disposition, if the director or officer furnishes InFocus with: (i) a written affirmation of such person’s good faith belief that such person is entitled to indemnification; and (ii) a written undertaking to repay advanced amounts to the extent that it is ultimately determined by a court that such person is not entitled to indemnification.

Section 10 further provides that all rights to indemnification and advances thereunder shall be deemed to be contractual rights and shall be effective to the same extent and as if provided for in a contract between InFocus and the director or officer.

Section 10 further provides that any right to indemnification or advances granted to a director or officer shall be enforceable in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request thereof.  The claimant in such enforcement action, if successful in whole or in part, is also entitled to be paid the expense of prosecuting the claim.  It shall be a defense to any such action (other than an action brought to enforce a claim for advancement of expenses) that the claimant has not met the standards of conduct which makes indemnification permissible, but the burden of proving such defense is on InFocus.

Section 10 further provides that, to the fullest extent not prohibited by law, InFocus may, upon approval by its Board of Directors, purchase insurance on behalf of any person required or permitted to be indemnified pursuant to Section 10.  InFocus currently has liability insurance to indemnify its directors and officers against expense, liability or loss arising from claims by reason of their acts or omissions as directors and officers.

The rights of indemnification described above are not exclusive of any other indemnification rights to which the persons indemnified may be entitled under any agreement, statute, vote of shareholders, action of directors or otherwise.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The Exhibit Index immediately preceding the exhibits hereto is incorporated herein by reference.

Item 9.  Undertakings.

A.  The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

B.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

C.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilsonville, State of Oregon, on June 3, 2003.

Registrant: INFOCUS CORPORATION

By:	s/ JOHN V. HARKER
John V. Harker
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of June, 2003.

Name		Title

By:	/s/ JOHN V. HARKER	Chairman of the Board, President, Chief
	John V. Harker	Executive Officer (Principal Executive Officer)
and Director

By:	/s/ MICHAEL D. YONKER	Senior Vice President, Finance, Chief Financial
	Michael D. Yonker	Officer and Secretary (Principal Financial
and Accounting Officer)

By:	/s/ PETER D. BEHRENDT*	Director
Peter D. Behrendt

By:	/s/ MICHAEL R. HALLMAN*	Director
Michael R. Hallman

By:	/s/ SVEIN S. JACOBSEN*	Director
Svein S. Jacobsen

*By Michael D. Yonker, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	InFocus Corporation 1998 Stock Incentive Plan (incorporated by reference to InFocus’ Registration Statement on Form S-8, filed with the SEC on May 20, 1998)
4.2	First Amendment to InFocus Corporation 1998 Stock Incentive Plan (incorporated by reference to InFocus’ Registration Statement on Form S-8, filed with the SEC on July 7, 2000)
4.3	Second Amendment to InFocus Corporation 1998 Stock Incentive Plan (incorporated by reference to InFocus’ Registration Statement on Form S-8, filed with the SEC on July 7, 2000)
4.4	Third Amendment to InFocus Corporation 1998 Stock Incentive Plan
4.5	Form of Incentive Stock Option Agreement (incorporated by reference to Exhibit 10.8 to Form 10-K for the year ended December 31, 1998, filed with the SEC on March 19, 1999)
4.6	Form of Non-Qualified Stock Option Agreement (incorporated by reference to Exhibit 10.9 to Form 10-K for the year ended December 31, 1998, filed with the SEC on March 19, 1999)
4.7	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.10 to Form 10-K for the year ended December 31, 1998, filed with the SEC on March 19, 1999)
4.8	Shareholder Rights Plan (incorporated by reference to Exhibit 4 to Form 8-K dated July 16, 1997, as filed with the SEC on July 25, 1997)
4.9	Amendment No. 1 to Shareholder Rights Plan (incorporated by reference to Exhibit 10.24 to Form 10-K for the year ended December 31, 1998, as filed with the SEC on March 19, 1999)
5	Opinion of Counsel
23.1	Consent of Independent Certified Public Accountants
23.2	Consent of Counsel (included in opinion of counsel filed as Exhibit 5 herewith)
24.1	Power of Attorney of Peter D. Behrendt
24.2	Power of Attorney of Michael R. Hallman
24.3	Power of Attorney of Svein S. Jacobsen